Exhibit 10.8A

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is made by and between Amir Bassan-Eskenazi (the “Executive”) and BigBand Networks, Inc. (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”).

WHEREAS, the Parties previously entered into an Employment Agreement dated January 2000 (the “Agreement”); and

WHEREAS, the Parties wish to amend the Agreement to satisfy requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations and other official guidance thereunder, as set forth below.

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

1. The Agreement shall be amended by adding the following new provision:

“11.	Application of Internal Revenue Code Section 409A.

a)

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) at the time of Executive’s termination (other than due to death), then the severance payable to the Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Executive’s termination of employment shall become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s termination but prior to the six (6) month anniversary of the separation, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. For purposes of this paragraph, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred

Compensation Separation Benefits, and any amount paid under this agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits. For these purposes, “Section 409A Limit” shall mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

b)	Any taxable reimbursements and/or taxable in-kind benefits provided in this Agreement shall be made or provided in accordance with the requirements of Section 409A, including: (i) the amount of any such expense reimbursement or in-kind benefit provided during a taxable year of the Executive shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the last day of the employee’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any such reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

c)	The provisions in this section are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.”

2. This Amendment, taken together with the Agreement, supersedes any and all previous contracts, arrangements or understandings between the parties with respect to the subject hereof, and may not be amended adversely to Employee’s interest except by mutual written agreement of the Parties. To the extent not amended hereby, the Agreement remains in full force and effect.

3. This Amendment will become effective on the date that it is signed by both Parties (the “Effective Date”).

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Amendment to the Employment Agreement, in the case of the Company by its duly authorized officer, as of this 31st day of December of the year 2008.

BIGBAND NETWORKS, INC.

/s/ Rob Horton
By:	Rob Horton
Title:	Senior Vice President & General Counsel

ACCEPTED AND AGREED TO this
29th day of December 2008.

/s/ Amir Bassan-Eskenazi
Amir Bassan-Eskenazi